UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2011

PILGRIM’S PRIDE CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO	80634-9038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Credit Facility

On June 23, 2011, Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), and its subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (together, the “To-Ricos Borrowers”), entered into Amendment No. 3 (the “Amendment”) to the Credit Agreement dated as of December 28, 2009 (as amended, the “Credit Facility”), by and among the Company, the To-Ricos Borrowers and CoBank, ACB, as Administrative Agent and Collateral Agent, and the various financial institutions party thereto (collectively, the “Lenders”).

The Amendment, among other things (1) provides that JBS Holdings USA, Inc. (“JBS”), the Company’s majority stockholder, make a loan in the principal amount of $50.0 million to the Company on a subordinated basis on terms set forth in the Subordinated Loan Agreement dated as of June 23, 2011, between the Company and JBS (the “JBS Subordinated Loan Agreement”) as a condition to the Amendment and (2) provides that JBS, upon the occurrence of certain events, make an additional loan in the principal amount of $50.0 million to the Company on a subordinated basis on the terms set forth in the JBS Subordinated Loan Agreement.

The Amendment further:

•

Temporarily suspends the requirement for the Company to comply with the fixed charge coverage ratio and senior secured leverage ratio financial covenants under the Credit Facility for the period beginning on June 26, 2011 and ending on September 23, 2012 (the “Suspension Period”);

•	Sets the fixed charge coverage ratio and senior secured leverage ratio financial covenant levels at terms more favorable to the Company upon the expiration of the Suspension Period;

•	Modifies the consolidated tangible net worth financial covenant to permit the Company to add subordinated indebtedness of the Company owed to JBS and its affiliates; and

•	Reduces the amount of capital expenditures that the Company is permitted to make during certain fiscal years.

JBS Subordinated Loan Agreement

On June 23, 2011, the Company and JBS entered into the JBS Subordinated Loan Agreement, which provides for an aggregate term loan commitment by JBS of $100.0 million (the “Subordinated Term Loans”). As a condition to the Amendment, JBS made an initial Subordinated Term Loan in the principal amount of $50.0 million to the Company on June 23, 2011. In addition, the JBS Subordinated Loan Agreement provides that, upon the occurrence of certain events, JBS will promptly make an additional Subordinated Term Loan in the principal amount of $50.0 million to the Company in accordance with the terms of the JBS Subordinated Loan Agreement. The Subordinated Term Loans mature on June 28, 2015 (the “Maturity Date”) and all principal and accrued but unpaid interest must be repaid on the Maturity Date.

The Company may make cash principal and interest payments on the Subordinated Term Loans so long as under the Credit Facility (1) the senior secured leverage ratio, determined for the four consecutive fiscal quarters most recently ended on or after September 23, 2012, and after giving effect to any Revolving Loans (as defined in the Credit Facility) made in connection with such payments, is less than 4.0:1.0 and (2) no default or event of default has occurred and is continuing immediately before and after giving effect to such payment. In addition, the Company may make prepayments of the Subordinated Term Loans at any time so long as such prepayments are not prohibited by the terms of the Credit Facility and the Senior Indenture (as defined in the JBS Subordinated Loan Agreement).

The proceeds of the borrowings under the JBS Subordinated Loan Agreement may be used to finance the general corporate purposes of the Company. In accordance with the Company’s Amended and Restated

Certificate of Incorporation, the JBS Subordinated Loan Agreement and the transactions contemplated by the JBS Subordinated Loan Agreement were reviewed, evaluated and unanimously approved by the Audit Committee of the Board of Directors of the Company.

The foregoing description of the Amendment, the JBS Subordinated Loan Agreement and the transactions contemplated by the Amendment and the JBS Subordinated Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment and the JBS Subordinated Loan Agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K under the heading “JBS Subordinated Loan Agreement” is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amendment No. 3 to Credit Agreement dated as of June 23, 2011, among Pilgrim’s Pride Corporation, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the various subsidiaries of Pilgrim’s Pride Corporation party thereto, the various financial institutions party thereto, and Cobank, ACB, as administrative agent for the lenders.

10.2	Subordinated Loan Agreement dated as of June 23, 2011, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: June 24, 2011	By:	/s/ Fabio Sandri
Fabio Sandri
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 3 to Credit Agreement dated as of June 23, 2011, among Pilgrim’s Pride Corporation, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the various subsidiaries of Pilgrim’s Pride Corporation party thereto, the various financial institutions party thereto, and Cobank, ACB, as administrative agent for the lenders.

10.2	Subordinated Loan Agreement dated as of June 23, 2011, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc.

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